Exhibit 10.7

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

LICENSE AGREEMENT

by and between

MEDPHARM LIMITED

and

VIRPAX PHARMACEUTICALS, LLC

June 10, 2017

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

-ii-

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

-iii-

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of June 10, 2017 (the “Effective Date”), is made by and between MedPharm Limited, a company organized and existing under the laws of the United Kingdom (“MedPharm”), and Virpax Pharmaceuticals, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Virpax”).

Recitals

Whereas, MedPharm owns intellectual property, including as covered by patent application PCT/GB2006/003408 entitled “TOPICAL FILM-FORMING MONOPHASIC FORMULATIONS”, as well as know-how covering its spray formulation technology and the formulation of active pharmaceutical ingredients within spray formulation technology, necessary or useful to the development and commercialization of products in the Field (the “MedSpray Technology”);

Whereas, Virpax has been formed to engage in the discovery, development, marketing and sale of pharmaceutical products; and

Whereas, MedPharm and Virpax have entered into that certain Research and Option Agreement, dated as of April 11, 2017 (the “Option Agreement”), pursuant to which Virpax has the right to license the MedPharm Technology in connection with Virpax Molecules (as therein defined) pending the negotiation of a definitive license agreement; and

Whereas, Virpax and MedPharm intend this Agreement to be the initial Definitive License Agreement entered into in connection with the Option Agreement and accordingly Virpax desires to obtain, and MedPharm is willing to grant to Virpax, a license under the MedPharm Technology to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize Products in the Field, on the terms and subject to the conditions set forth herein.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1.

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1 “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) international financial reporting standards; in either case, consistently applied throughout the organization of a Party (or a Related Party, as applicable).

1.2 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.3 “Administrator” shall have the meaning provided in Section 11.2.

1.4  “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of more than fifty percent (50%) of the voting securities of such Person, by contract or otherwise.

1.5 “Agreement” shall mean this License Agreement, including all Schedules and Exhibits hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

1.6 “Applicable Laws” shall mean the applicable laws and regulations of any jurisdiction, which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.7 “Bankruptcy Laws” shall have the meaning provided in Section 12.1.

1.8 “Compound” shall mean a compound that is categorized as an NSAID and is listed in Exhibit B.

1.9 “Claim” shall have the meaning provided in Section 10.1.

1.10 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical companies (or manufacturers of over-the-counter medicines, as the case may be) typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential, in order to develop the product in a timely manner and maximize the economic return to the Parties from its commercialisation, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. As used in this Section 1.11 “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development to the Products. Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.11 “Competitive Infringement” shall have the meaning provided in Section 8.4.

1.12 “Confidential Information” shall mean any and all Information, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement, the Option Agreement or pursuant to that certain Confidential Disclosure Agreement between MedPharm and Virpax dated October 12, 2016.

1.13 “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How or other intellectual property rights, the possession by Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any other Person.

1.14 “Cover” means (a) with respect to Know-How, such Know-How was used in making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be Infringed by making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product including research and development. Cognates of the word “Cover” shall have correlative meanings.

1.15 “Developmental Milestone” shall have the meaning provided in Section 4.2(a).

1.16 “Dispute” shall have the meaning provided in Section 11.1.

1.17 “Effective Date” shall have the meaning provided in the Preamble.

1.18 “EMA” shall mean the European Medicines Agency or any successor entity thereto.

1.19 “European Market” shall mean France, Germany, Italy, Spain and United Kingdom.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.20  “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.21 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.22 “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.23 “Field” shall mean any and all uses in humans (including all diagnostic, therapeutic and preventative uses).

1.24 “First Commercial Sale” shall mean, with respect to a given Product in a given country, the first commercial transfer or disposition for value of such Product by Virpax or a Related Party to a Third Party (other than a Related Party) for end use or consumption of such Product in such country in such country, excluding, however, transfers or dispositions of Product, without consideration: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.

1.25 “Generic Version” shall mean, with respect to a Product, on a country-by-country basis, a pharmaceutical product that: (a) is sold in a given country by a Third Party, other than a Related Party, a licensee or sub-licensee of a Related Party, or any other Person in a chain of distribution originating from Virpax, a Related Party or any of their respective licensees or sub-licensees; (b) contains the same Compound as such Product in the same dosage form as such Product; and (c) has been approved for marketing by the relevant Regulatory Authority in such country in a pressurized aerosol spray form as a generic product where the Product is the reference product and which may be substituted for the Product without any action by the physician or health care practitioner.

1.26 “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.27 “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.28 “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.29 “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.30 “Indemnified Party” shall have the meaning provided in Section 10.3.

1.31 “Indemnifying Party” shall have the meaning provided in Section 10.3

1.32 “Indication” shall mean a separate and distinct disease or medical condition in humans: (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an NDA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Marketing Approval for such Product.

1.33 “Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.34 “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.35 “Initiates” or “Initiation” shall mean, with respect to a human clinical trial, the administration of the first dose to the first patient/subject in such trial.

1.36 “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.37 “JAMS” shall mean Judicial Arbitration and Mediation Services, Inc.

1.38 “Joint Invention” shall have the meaning provided in Section 8.1.

1.39 “Joint Patent Rights” shall have the meaning provided in Section 8.1.

1.40 “Know-How” shall mean any and all Information related to MedSpray Technology and/or a Product, or any formulation, product improvement and/or indication thereof, or necessary or useful for the development, manufacture, commercialization or use of any of the foregoing.

1.41 “Losses” shall have the meaning provided in Section 10.1.

1.42 “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, excluding pricing or reimbursement approvals whether or not required for marketing or sale of such product in such country.

1.43 “MedPharm” shall have the meaning provided in the Preamble.

1.44 “MedPharm Indemnitees” shall have the meaning provided in Section 10.1.

1.45 “MedPharm Know-How” shall mean all Know-How Controlled by MedPharm or any of its Affiliates as of the Effective Date, or that is developed or Controlled by MedPharm after the Effective Date, related to MedSpray Technology or otherwise necessary or useful for the research, development, manufacture and/or commercialization of any Product and that, in each case, MedPharm has the right to disclose and license to Virpax.

1.46 “MedPharm Patent Rights” shall mean any and all Patent Rights Controlled by MedPharm or any of its Affiliates as of the Effective Date, or at any time during the Term, that claim or Cover the composition, manufacture, use, sale, offer for sale and/or import of any Product in the Field, including, but not be limited to: (i) the MedSpray Patent Rights; (ii) MedPharm’s interest in any Joint Patent Rights; and (iii) those in-licensed by MedPharm under any agreement with a Third Party that constitute MedSpray Patent Rights.

1.47 “MedPharm Technology” shall mean MedPharm Patent Rights and MedPharm Know-How.

1.48 “MedSpray Patent Rights” shall mean MedPharm Patent Rights that are specific to the MedSpray Technology that are (i) set forth on Exhibit A under the heading “MedSpray Patent Rights”, or (ii) Controlled by MedPharm or any of its Affiliates as of the Effective Date, or at any time during the Term. The foregoing shall include any modifications to the MedPharm Patent Rights or MedSpray Patent Rights conceived, made or reduced to practice by MedPharm during the Term.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.49 “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.

1.50 “Net Sales” shall mean, with respect to any Product, the gross amount invoiced with respect thereto, whether by Virpax, any Affiliate of Virpax, any Sub-licensee, co-marketer, collaborator, joint venturer or other partner with Virpax or any of its Affiliates (collectively, the “Selling Parties”), in the Territory, in an arm’s length transaction exclusively for money or, where the sale is not at arm’s length or not exclusively for money, the price that would have been so invoiced if it had been at arm’s length exclusively for money, less the following to the extent allowed, paid or accrued with respect to such sales consistent with relevant Accounting Standards:

(a) normal and customary trade, cash and/or quantity discounts allowed and taken, and wholesaler and inventory management fees paid, with respect to sales of such Product or Products;

(b) amounts paid, repaid or credited by reason of defects, rejection, recalls, returns and allowances with respect to such Product or Products;

(c) any applicable sales, use or value-added taxes;

(d) bad debt deductions and uncollectible amounts actually written off;

(e) charges, chargebacks, rebates, discounts and amounts under rebate programs paid or accrued on sale or dispensing of the such Product;

(f) royalties payable to any Third Party with respect to sales of such Products;

(g) all transportation charges, including freight, postage and insurance related directly to such Product, in each case to the extent included in the invoice price to a buyer; and

(h) all other deductions allowed by relevant Accounting Standards, as consistently applied by Virpax and its Affiliates (or their licensees or sub-licensees, as applicable) in determining net product sales.

For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.51 “NSAID” shall have the meaning given to such term in Section 2.3.

1.52 “Option Agreement” shall have the meaning provided in the Recitals.

1.53  “Other Market” shall mean a market other than the United States or any country which is in the European Union from time to time (including the United Kingdom, whether or not it is at the relevant time a member state of the European Union).

1.54 “Party” shall mean Virpax and MedPharm, individually, and “Parties” shall mean Virpax and MedPharm, collectively.

1.55 “Patent Certification” shall have the meaning provided in Section 8.3.

1.56 “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, patent term extensions, supplementary protection certificates and the like of any such patents and patent applications; and (iii) any and all foreign equivalents of the foregoing.

1.57 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.58 “Phase 2 Clinical Trial” shall mean a human clinical trial of Product, the principal purpose of which is a determination of safety and an assessment of its efficacy in the target patient population and to determine the common short-term side effects and risks associated with the drug, as further described in 21 C.F.R. § 312.21(b) or its successor regulation, including any equivalent clinical trial conducted in any country other than the United States.

1.59 “Phase 3 Clinical Trial” shall mean a human clinical trial of a Product designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (iii) support regulatory approval of such Product that would satisfy the requirements of 21 CFR 312.21(c) or its non-US equivalents.

1.60 “Product” shall mean any pharmaceutical composition or preparation (in any and all dosage forms) in final form containing one or more Compounds that was developed, manufactured or commercialized utilizing MedPharm Technology.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.61 “Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.62 “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, NDAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analyses), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to MedPharm Technology or a Product.

1.63 “Regulatory Exclusivity” shall mean marketing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a Marketing Approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

1.64 “Related Party” shall mean each of Virpax’s Affiliates and its and their respective Sub-licensees hereunder.

1.65 “Relevant Patent Rights” shall have the meaning provided in Section 8.4(a).

1.66 “Royalty Term” shall have the meaning provided in Section 4.4.

1.67 “Rules” shall have the meaning provided in Section 11.2.

1.68 “Sale Transaction” shall have the meaning provided in Section 12.5(a).

1.69 “Sub-licensee” shall mean a Third Party sub-licensee under the license granted by MedPharm to Virpax pursuant to Section 2.1.

1.70 “Term” shall have the meaning provided in Section 9.1.

1.71 “Territory” shall mean the entire world.

1.72 “Third Party” shall mean an entity other than Virpax and its Affiliates, and MedPharm and its Affiliates.

1.73 “Third Party Acquirer” shall have the meaning provided in Section 12.5(a).

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.74 “Valid Patent Claim” shall mean a claim of a pending patent application or an issued and unexpired patent included within the MedPharm Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.75 “Virpax” shall have the meaning provided in the Preamble.

1.76 “Virpax Indemnitees” shall have the meaning provided in Section 10.2.

1.77 “Virpax Know-How” shall mean all Know-How Controlled (other than as a result of the licenses granted hereby) by Virpax or its Affiliates during the Term, including all Know-How developed or generated by or on behalf of Virpax or any of its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement.

1.78 “Virpax Patent Rights” shall mean all Patent Rights Controlled (other than as a result of the licenses granted hereby) by Virpax or its Affiliates during the Term that claim or cover the composition of matter, manufacture or use of any Compound and/or Product. The Virpax Patent Rights shall include Virpax’s (and its Affiliates’) rights in Joint Patent Rights.

Article 2.

LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, MedPharm hereby grants to Virpax an exclusive (even as to MedPharm and its Affiliates), royalty-bearing license under the MedPharm Technology to develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize Compounds and Products in the Field in the Territory.

2.2 Sublicensing. Virpax shall have the right to grant sublicenses of the rights granted to it hereunder, but no sublicense shall include the right to grant sub-sub-licenses. Virpax shall provide MedPharm with a copy of any sublicense agreement entered into by Virpax or its Affiliate within thirty (30) days of its execution. Any sublicense entered into by Virpax shall be in writing and on arm’s length terms and shall include obligations on the Sub-licensee that are equivalent to the obligations on Virpax under this Agreement, and shall be dependent on the continued existence of, and consistent with, this Agreement. Virpax shall ensure that any sublicense agreement that it enters into confers reasonable audit rights to MedPharm which rights MedPharm shall be entitled to enforce directly against the Sub-licensee. No sub-license shall give the Sub-licensee the right to enforce any of the MedPharm Technology.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

2.3 Non-Compete. MedPharm hereby covenants not to practice, and not to permit or cause any of its Affiliates to develop, use, make, have made, sell, have sold, offer for sale, export, import or otherwise commercialize any Compound or Product, or competitor thereof (including any other nonsteroidal anti-inflammatory drugs (“NSAIDs”)), in the Territory during the Term. Without limiting the generality of the foregoing, MedPharm shall not grant any rights or licenses to MedPharm Technology or other proprietary technology Controlled by MedPharm to any Third Party for use with any Compound during the Term. This Section shall not apply in relation to any product containing a Compound the rights in which have reverted to MedPharm in accordance with Section 3.5.

Article 3.

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1 Responsibility. MedPharm shall be responsible, [**] for the development of all formulations of Products using the MedPharm Technology pursuant to separate services agreements entered or to be entered into between the Parties. Virpax is not licensed to, and shall not, itself develop or contract with any Third Party to develop formulations for Products using the MedPharm Technology. Virpax (itself and/or with or through its Related Parties) shall be solely responsible, [**], for, and shall control all aspects of, worldwide development (including pre-clinical and clinical development), manufacture (subject to Section 3.6 below), registration and commercialization (including marketing, promoting, selling, distributing and determining pricing for) Products in the Territory. Without limiting the generality of the foregoing, Virpax (itself and/or with or through its Related Parties) shall be solely responsible for submitting all required regulatory filings in connection with obtaining and maintaining Marketing Approvals with respect to Products in the Field in the Territory, including all INDs and NDAs. All of such submissions and other regulatory filings relating to Products shall be submitted in the name of, and owned by, Virpax (or a Related Party, as applicable).

3.2 Diligence. Virpax (itself and/or with or through its Related Parties) shall use Commercially Reasonable Efforts to develop, seek Marketing Approval for, and commercialize Products throughout the Territory during the Term. Notwithstanding the preceding, Virpax shall not be obligated to undertake development activities specific to a country outside of the United States prior to obtaining the first Marketing Approval for a Product in the United States. For clarity, Virpax’s obligation under this Section with respect to a Product incorporating any specific Compound shall be subject to the terms governing the acceptable provision of a formulation of the MedSpray Technology incorporating such Compound by MedPharm to Virpax as provided in the Option Agreement.

3.3 Developmental Plan. Within ninety days after the Effective Date in relation to a Product containing Diclofenac, and within 90 days after the completion of the development of the formulation for any subsequent Product, Virpax will file an IND with respect to such Product. Virpax will then present to MedPharm a draft development plan for the development of that Product within a reasonable timeframe after submission of the IND and after the initial meeting with the FDA to discuss the development pathway, and Virpax will in good faith consult with and take into account any reasonable comments received from MedPharm in relation to that draft development plan. Virpax shall keep MedPharm reasonably informed of any discussions with the FDA with respect to a subject IND and the proposed development plan. Virpax will provide MedPharm with a copy of the final version of each development plan. Each development plan will contain details, locations and planned Initiation and completion dates of each clinical trial planned by Virpax or any Related Party, details of all regulatory submissions made and planned and planned dates for First Commercial Sale.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

3.4 Records. Virpax shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Virpax with respect to Products, including all results, data, inventions and developments made in the performance of such development work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.5 Reports. On or before December 31st of each year during the Term following the first anniversary of the Effective Date, Virpax shall deliver to MedPharm a written progress report regarding, to the extent applicable, (i) the status of any Product in development, (ii) any Product-related regulatory submissions and approvals, (iii) any Product-related commercialization efforts in the Territory, and (iv) the status of any Product related patent applications in each country in the Territory.

3.6 Compliance with Applicable Laws. Virpax shall conduct, and shall cause its Related Parties to conduct, all development, regulatory, manufacturing and commercialization activities with respect to Products anywhere in the world in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

3.7 Initial Technology Transfer. Within thirty (30) days after the completion of the development of the formulation for the first Product, at no additional cost to Virpax, MedPharm shall transfer and or provide to Virpax copies of: (i) all preclinical and other data and documentation pertaining to the MedPharm Technology; (ii) all lab books, files, patent office correspondence and other documentation related to the MedPharm Technology reasonably necessary or useful (A) for the development, Manufacturing or commercialization of Products or (B) for Virpax to meet its obligations under this Agreement; and (iii) any and all other information and documentation reasonably necessary to successfully transition the MedPharm Technology to Licensee or its designee, which in each case MedPharm has the right to disclose to Virpax. In addition, for a period of sixty (60) days from the Effective Date and thereafter as Virpax shall reasonably request, at no additional cost to Virpax (save for payment of reasonable and documented travel and accommodation costs), MedPharm shall make available staff, consultants or other third party agents with knowledge of the MedPharm Technology to assist Virpax in the transition of the MedPharm Technology as reasonably requested by Virpax. MedPharm will update the information provided under this Section within thirty (30) days after completion of the formulation for any subsequent Product.

3.8 Manufacturing. If requested by MedPharm, Virpax will negotiate in good faith with MedPharm a manufacturing and supply agreement for the manufacture by MedPharm and supply to Virpax of Products for use in clinical trials by Virpax and any Related Party. Aside from the obligation to negotiate with MedPharm in good faith as provided herein, this Section 3.8 shall create no restriction on Virpax entering into a manufacturing and/or supply agreement for Products with any Third Party.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Article 4.

PAYMENTS

4.1 Upfront Payment. Within 60 days following the Effective Date, Virpax shall make a payment of [**] to MedPharm. In the event the payment contemplated by the previous sentence is not made within [**], MedPharm shall have the right to terminate this Agreement by delivering written notice to Virpax, and upon delivery of such notice, neither party shall have any further obligation or liability to the other under this Agreement.

4.2 Milestone Payments.

(a) Developmental Milestones. Within thirty (30) days after the first achievement of each of the milestone events set forth in the table below by Virpax or any Related Party in relation to a Product, Virpax shall provide MedPharm with written notice of such achievement and shall pay to MedPharm the corresponding one-time milestone payment set forth below (each a “Developmental Milestone”):

Milestone Event	Milestone Payment
First dosing of the first subject in a human clinical trial for a Product	[**]
First dosing of the first subject in a Pivotal Phase 3 Clinical Trial for a Product	[**]
First Marketing Approval of a Product in the United States	[**]
First Commercial Sale of a Product in the United States after receiving Marketing Approval	[**]
First Marketing Approval, whether by the EMA or the relevant national Regulatory Authority, of a Product in each country in the European Market for any Indication	[**]
First Commercial Sale of a Product in each of the first four (4) countries within the Other Markets in which a Product received Marketing Approval	[**]

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(i) Each of the above milestone payments shall only be paid once, for the first achievement of the corresponding milestone event by each different Product (i.e. by each Product that contains a different Compound or combination of Compounds), but shall only be paid once in respect of each such Product regardless of the number of times such milestone event is achieved by that Product and the number of Indications for which such milestone event is achieved by that Product.

4.3 Royalties. Subject to Sections 4.5 below, Virpax shall pay a [**] royalty to MedPharm on Net Sales of all Products sold during the Royalty Term in the Territory by Virpax and Related Parties.

4.4 Royalty Term. Royalties under Section 4.3 shall be payable during the period of time commencing on the date of the First Commercial Sale of a Product and ending on a country-by-country basis with respect to each Product upon the later of:

(a) expiration of the last-to-expire Valid Patent Claim of the MedPharm Patent Rights Covering the manufacture, use or sale of such Product in such country; and

(b) expiration of any period of Regulatory Exclusivity for such Product in such country (along with Section 4.4(a) above, referred to herein as, the “Royalty Term”)

On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, Virpax’s license under Section 2.1 with respect to such Product in such country shall become fully-paid, irrevocable and perpetual.

4.5 Adjustment for Generic Competition. On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country one or more Generic Versions of such Product account for [**] or more of aggregate unit sales of such Product and such Generic Version(s) in such country in a calendar quarter, as determined by reference to applicable sales data obtained from IMS Health or from such other source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), then for the remainder of the Royalty Term for such Product in such country, the royalties payable by Virpax under Section 4.3 with respect to Net Sales of such Product in such country shall be reduced by [**].

Article 5.

PAYMENT; RECORDS; AUDITS

5.1 Payment; Reports. Royalties under Section 4.3 shall be calculated and reported for each calendar quarter during the Royalty Term and shall be paid within thirty (30) days after the end of the calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of Products by Virpax and Related Parties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of Products on a Product-by-Product and country-by-country basis, the deductions from gross sales (by major category as set forth in the definition of Net Sales), details of any applicable reductions or adjustments made pursuant to Section 4.5, the royalty payable, and the exchange rates used.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

5.2 Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in British Pounds, and all payments hereunder shall be payable in British Pounds. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com, or should such rates cease to be published by OANDA, a successor or replacement agreed upon by the parties, during the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by MedPharm.

5.3 Income Tax Withholding. MedPharm will pay any and all taxes levied on account of any payments made to it under this Agreement. If Virpax is advised in writing by its attorneys or accountant that Virpax is required to withhold any portion of any payment made to MedPharm under this Agreement, Virpax shall (a) deduct such taxes from the payment made to MedPharm, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to MedPharm and certify its receipt by the taxing authority within 30 days following such payment, (d) reasonably cooperate with MedPharm, if requested, to obtain available reductions, credits or refunds of such taxes and (e) provide MedPharm a copy of such written advisement or instructions at least thirty (30) days, or such shorter period as reasonably practicable given the timing of the subject advice or instructions received by Virpax, in advance of such withholding. Without limiting the generality of the foregoing, upon request by MedPharm, Virpax shall provide MedPharm such information in Virpax’s possession as may be reasonably necessary for MedPharm to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to MedPharm under this Agreement.

5.4 Audits. Virpax shall keep (and shall cause its Affiliates and Sub-licensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit MedPharm to confirm the accuracy of all royalty payments due hereunder for at least seven (7) full calendar years following the end of the calendar year to which they pertain. MedPharm shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Virpax to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three (3) full calendar years. No calendar year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than sixty (60) days to Virpax in the location where the records are maintained. The auditor will execute a confidentiality agreement in a form acceptable to Virpax with Virpax and will disclose to MedPharm only such information as is reasonably necessary to provide MedPharm with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Virpax at the same time it is sent to MedPharm. The report sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. MedPharm shall bear the full cost of such audit unless such audit discloses an underpayment by Virpax of more than five percent (5%) of the amount due for any calendar quarter (a “Material Underpayment”) under this Agreement, in which case, Virpax shall bear the full cost of such audit and shall promptly remit to MedPharm the amount of such Material Underpayment. If either (a) a Material Underpayment is found or (b) an independent auditor determines that there are insufficient records to support the calculation of the royalty payments due under this Agreement, then MedPharm shall have the right, at its expense, to audit Virpax quarterly for the two calendar years succeeding the applicable triggering event. If any subsequent audit contemplated by the previous sentence reveals a Material Underpayment, the cost of such subsequent audit shall be borne by Virpax. If such audit discloses an overpayment by Virpax, then Virpax will deduct the amount of such overpayment from amounts otherwise owed to MedPharm under this Agreement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Article 6.

CONFIDENTIALITY AND PUBLICATION

6.1 Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for seven (7) years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that it, and its and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The MedPharm Technology, to the extent subject and directly related to Products under this Agreement, shall be deemed the Confidential Information of both Parties notwithstanding the fact that it was furnished by MedPharm to Virpax in the first instance.

6.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3 Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) enforcing such Party’s rights under this Agreement (including registering the licenses granted hereunder with applicable authorities) and in performing its obligations under this Agreement.

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e) disclosure to Affiliates, actual and potential licensees and sub-licensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sub-licensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6; and

(f) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or acquirers in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4 Publications. Virpax and its Affiliates shall have the right to publish the results of their development activities, including clinical trials, with respect to the Products in the Field. MedPharm shall have the right to review and comment on any material proposed for disclosure or publication by Virpax or its Affiliate, such as by oral presentation, manuscript or abstract that includes Confidential Information of MedPharm. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), Virpax shall deliver a complete copy to MedPharm at least 60 days prior to submitting the material to a publisher or initiating such other disclosure, and MedPharm shall review any such material and give its comments to Virpax within 15 days of the delivery of such material to MedPharm which comments shall be considered by Virpax in good faith. With respect to oral presentation materials and abstracts, Virpax shall deliver a complete copy to MedPharm at least 15 business days prior to the anticipated date of the presentation, and MedPharm shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Virpax with appropriate comments, if any, but in no event later than 10 business days from the date of delivery to MedPharm which comments shall be considered by Virpax in good faith. Virpax shall comply, or cause its Affiliate to comply (as applicable), with MedPharm’s requests to delete references to MedPharm’s Confidential Information in any such material and, if applicable, agrees to delay any submission for publication or other public disclosure for a period of up to an additional 90 days for the purpose of preparing and filing appropriate patent applications. MedPharm shall not publish or otherwise disseminate, including, but not limited to, in articles, posters, oral presentations or other formats, any information relating to Compounds and/or Products without the prior written consent of Virpax.

6.5 Publicity.

(a) Press Releases. The Parties shall jointly issue a press release acceptable to each Party to be released at an agreed upon time. Except as required by the applicable securities or other laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 6.5 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section  6.5. Notwithstanding the foregoing, Virpax can make public statements or issue press releases about Products without consent from MedPharm.

(b) Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange. MedPharm hereby consents to Virpax’s use of its name in any filing with a Regulatory Authority as well as any private placement memorandum or other investment document related to Virpax or its securities; provided that, MedPharm shall be afforded a reasonable opportunity to review any such filing of investment document and any comments provided by MedPharm to Virpax with respect to the use of its name in such filing or investment document shall be considered in good faith by Virpax.

6.6 Prior Confidential Disclosure Agreement. As of the Effective Date, the terms of this Article 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidential Disclosure Agreement between MedPharm and Virpax dated October 12, 2016. Any information disclosed by a Party pursuant to any such prior agreement shall be deemed Confidential Information of such Party for purposes of this Agreement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Article 7.

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 MedPharm Representations and Warranties. MedPharm represents and warrants to Virpax that as of the Effective Date of this Agreement:

(a) Exhibit A attached hereto contains a true and complete list of the MedPharm Patent Rights existing on the Effective Date. The MedPharm Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by MedPharm as of the Effective Date that Cover MedSpray Technology, Product(s) or the manufacture, use, sale, offer for sale or import of the foregoing;

(b) MedPharm (i) has the right to grant the licenses that it purports to grant in Section 2.1 (including, without limitation, that MedPharm has not entered into any undertaking that limits, nor is subjected to any constraints that limit, its rights or freedom to grant the licenses); and (ii) has not granted to any Third Party any license or other right with respect to a Product or MedPharm Technology that conflicts with the license and rights granted to Virpax herein;

(c) there are no agreements in effect as of the Effective Date between MedPharm and a Third Party under which rights with respect to the MedPharm Technology as it relates to Products are being licensed to MedPharm;

(d) no Third Party (including, but not limited to any governmental authority) has any rights in or to any of the MedPharm Technology as it relates to Products for any reason, including, but not limited to as a result of development work performed by such Third Party or funding provided by such Third Party;

(e) MedPharm is not prohibited from disclosing to Virpax any Know How currently possessed by MedPharm that would be necessary in the development, manufacture or commercialization of a Product;

(f) no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or, to MedPharm’s knowledge (having made no specific inquiry outside of the normal diligence performed in the ordinary course of MedPharm’s business), is threatened with respect to any MedPharm Patent Right;

(g) to MedPharm’s knowledge (having made no specific inquiry outside of the normal diligence performed in the ordinary course of MedPharm’s business), the manufacture (using any manufacturing process used by or on behalf of MedPharm on or before the Effective Date), use, sale, offer for sale or import of MedSpray Technology or any MedPharm Technology does not Infringe any issued patent, and MedPharm has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of MedSpray Technology or any Product Infringes or would Infringe the patent or other intellectual property rights of any Third Party; if MedPharm receives any such written notice during the term of this Agreement, MedPharm shall promptly provide such written notice to Virpax;

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(h) there are no claims, judgments or settlements against or owed by MedPharm (or any of its Affiliates) with respect to the MedPharm Technology, and MedPharm is not a party to any legal action, suit or proceeding relating to the MedPharm Technology, MedSpray Technology or any Product, nor has MedPharm received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(i) all tangible or recorded information and data provided by or on behalf of MedPharm to Virpax related to MedPharm Technology or any Product on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and MedPharm has not failed to disclose, or failed to cause to be disclosed, any such information or data related to MedPharm Technology or any Product in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;

(j) neither MedPharm nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Product, and, to the best of MedPharm’s knowledge (having made no specific inquiry outside of the normal diligence performed in the ordinary course of MedPharm’s business), no other Person has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Product in the Field in the Territory;

(k) at the time of delivery to Virpax, any reference samples delivered to Virpax will be free and clear of any liens or encumbrances;

(l) (i) all research and development (including non-clinical studies and clinical trials) conducted by or on behalf of MedPharm or any of its Affiliates related to the MedPharm Technology and/or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, to the extent required by Applicable Law, GLP, GCP and/or GMP; and (ii) to MedPharm’s knowledge (having made no specific inquiry outside of the normal diligence performed in the ordinary course of MedPharm’s business), all research and development (including non-clinical studies and clinical trials) conducted by any Third Party related to MedPharm Technology and/or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, to the extent required by Applicable Law, GLP, GCP and/or GMP;

(m) neither MedPharm nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

(n) neither MedPharm nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of MedPharm Technology or Product, the services of any Person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof;

(o) MedPharm and, to the best of its knowledge, its directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Product, or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and MedPharm’s books, accounts, records and invoices related to the Product are complete and accurate; and

(p) MedPharm has not violated the FCPA or Export Control Laws in connection with the development of MedPharm Technology.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

7.3 MedPharm Covenants. In addition to any covenants made by MedPharm elsewhere in this Agreement, MedPharm hereby covenants to Virpax that during the Term, MedPharm will (i) not grant any Third Party any license or other right with respect to any Product or MedPharm Technology in derogation of the license and rights granted to Virpax hereunder, and (ii) disclose any and all additional MedPharm Technology developed or Controlled by MedPharm after the Effective Date as it relates to Compounds or Products covered under this Agreement;

7.4 Virpax Representations and Warranties. Virpax represents and warrants to MedPharm that as of the Effective Date of this Agreement:

(a) neither Virpax nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the United States;

(b) Virpax and, to the best of its knowledge, its directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Product, or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption.

7.5 Mutual Covenants. In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to the other as follows:

(a) neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Product; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Product, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Product;

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(b) neither such Party nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(c) neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of the FCPA or Export Control Laws.

7.6 Performance by Affiliates, Sub-licensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of Virpax, Sub-licensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor or Sub-licensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sub-licensee.

7.7 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6 OR IN THE CASE OF FRAUD; DEATH OR PERSONAL INJURY CAUSED BY NEGLIGENCE; GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY COMPENSATION FOR LOST PROFITS (WHETHER DIRECT OR INDIRECT) IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER AND THE MAXIMUM AGGREGATE LIABILITY OF EACH PARTY TO THE OTHER IN CONNECTION WITH THIS AGREEMENT OR ANY LICENCE GRANTED HEREUNDER SHALL BE LIMITED TO THE AMOUNT OF ANY MILESTONES AND ROYALTIES PAID OR PAYABLE BY VIRPAX IN THE TWO-YEAR PERIOD PRIOR TO ANY CLAIM; provided, however, that this Section 7.7 shall not be construed to limit either Party’s indemnification obligations under Article 10 or the right of MedPharm to recover compensation for non-payment or loss of milestone payments or royalties in the event of breach or wrongful termination by Virpax.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Article 8.

INTELLECTUAL PROPERTY

8.1 Ownership. As between the Parties, MedPharm is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the MedPharm Technology, other than Joint Inventions and Joint Patent Rights, and Virpax is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Virpax Technology, other than Joint Inventions and Joint Patent Rights. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority. The Parties shall jointly own rights in any Invention made jointly by one or more employees or agents of each Party and/or such Party’s Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). For clarity, Inventions developed exclusively by one Party and such Party’s Affiliates shall not be considered Joint Inventions. Subject to the rights and licenses granted under this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting; provided that this sentence shall have no impact on Virpax’s obligation to pay royalties or milestones under this Agreement or give Virpax any additional rights to MedPharm Technology licensed under this Agreement. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any).

8.2 Patent Prosecution and Maintenance.

(a) MedPharm Patent Rights. Subject to Section 8.2(b) and the last sentence of this Section 8.2(a), MedPharm shall control the preparation, filing, prosecution and maintenance of MedPharm Patent Rights at MedPharm’s sole expense and by counsel of its choice. MedPharm shall keep Virpax reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such MedPharm Patent Rights and shall provide to MedPharm copies of all material patent office submissions within a reasonable amount of time following submission thereof by MedPharm. MedPharm shall use commercially reasonable efforts to ensure the maintenance of the MedPharm Patent Rights during the term of this Agreement. In the event that MedPharm desires to abandon or cease prosecution or maintenance of any MedPharm Patent Right (such abandonment or cessation to be based on commercially reasonable considerations) in any country or jurisdiction (such country or jurisdiction, the “Abandoned Territory”), MedPharm shall provide written notice to Virpax of such intention to abandon no later than seventy (70) days prior to the next deadline for any action that must be taken with respect to such MedPharm Patent Right in the relevant patent office. In such case, upon receipt of a written request by Virpax to assume responsibility for prosecution and maintenance of such, MedPharm Patent Right, MedPharm shall allow Virpax at its sole cost and expense and by counsel of its own choice, delivered no later than thirty (30) days after receipt of notice from Virpax to assume such responsibility; provided that, in the event the subject claim in the Abandoned Territory is the last Valid Claim in such territory, the Royalty Term will be deemed to have expired in such territory.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(b) Joint Patent Rights. Virpax shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights, at Virpax’s sole expense and by counsel of its choice. Virpax shall keep MedPharm reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to MedPharm copies of all material patent office submissions within a reasonable amount of time following submission thereof by Virpax. In the event that Virpax desires to abandon or cease prosecution or maintenance of any Joint Patent Right, Virpax shall provide written notice to MedPharm of such intention to abandon promptly after Virpax makes such determination, which notice shall be given no later than seventy (70) days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office. In such case, MedPharm shall have the right, in its discretion, exercisable upon written notice to Virpax delivered no later than thirty (30) days after receipt of notice from Virpax, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice, and if MedPharm exercises such right, then Virpax shall cease to have any rights to such Joint Patent Right; provided that such Joint Patent Right shall be deemed to be a MedPharm Patent Right and therefore subject to this Agreement.

(c) Virpax Patent Rights. Virpax shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Virpax Patent Rights at Virpax’s sole expense and by counsel of its choice.

(d) Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and the like with respect to any Patent Right as well as in registering the licenses granted hereunder with the applicable authorities. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patent Rights set forth in Section 8.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

8.3 Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the MedPharm Patent Rights, Joint Patent Rights or Virpax Patent Rights (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the MedPharm Patent Rights, Joint Patent Rights or Virpax Patent Rights ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any MedPharm Patent Right or Joint Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt.

(a) Competitive Infringement. Virpax shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a MedPharm Patent Right or a Joint Patent Right, in each case that covers a Product (collectively, the “Relevant Patent Rights”), at Virpax’s own expense and by counsel of its own choice. If Virpax fails to bring any such action or proceeding with respect to Competitive Infringement of any Relevant Patent Right within ninety (90) days following the notice of alleged Competitive Infringement, MedPharm shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Virpax shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Other Infringement. The Parties shall mutually agree on a case-by-case basis (A) whether to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any Patent Right that is not a Relevant Patent Right, (B) which Party would bring (or defend) and control such action, and (C) how the expenses of, and any recovery from, any such action would be allocated.

(c) Virpax Patent Rights. Except as provided in Section 8.4(a), Virpax shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any Virpax Patent Right at its own expense and by counsel of its own choice.

(d) Cooperation. In the event a Party brings (or defends) an Infringement action in accordance with this Section 8.3, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 8.4 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(e) Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.4, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action; provided, however, that:

(i) any recovery realized by Virpax as a result of any action brought (or defended) and controlled by Virpax pursuant to Section 8.3(a) or Section 8.3(b) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

(1) compensatory damages shall, if awarded, be treated as Net Sales of Products in the quarter in which such damages are received for purposes of Section 4.3; and

(2) non-compensatory damages shall be retained by Virpax; and

(ii) any recovery realized by MedPharm as a result of any action brought and controlled by MedPharm pursuant to Section 8.3(a) or Section 8.3(b) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

(1) compensatory damages shall be retained by MedPharm; and

(2) non-compensatory damages shall be retained by MedPharm.

8.4 Patent Term Extensions.

(a) MedPharm Patent Rights. MedPharm shall have the right to determine the MedPharm Patent Rights for which it will apply for extension of patent term or a supplementary protection certificate in any country and/or region for any Product in the Field. MedPharm shall file for any such extension at MedPharm’s cost and expense. Virpax shall provide all reasonable assistance to MedPharm in connection with such filings, provided that MedPharm shall pay or reimburse any out-of-pocket costs incurred by Virpax in providing such assistance. In the event that MedPharm desires to not apply for a patent extension for any such MedPharm Patent Rights for which there is a basis to file for such extension, MedPharm shall provide written notice to Virpax of such intention to not file no later than seventy (70) days prior to the next deadline for any action that must be taken with respect to such MedPharm Patent Right in the relevant patent office. In such case, upon receipt of a written request by Virpax to assume responsibility for prosecution and maintenance of such MedPharm Patent Right, MedPharm shall allow Virpax at its sole cost and expense and by counsel of its own choice, delivered no later than 30 days after receipt of notice from MedPharm to assume such responsibility, and following the successful filing of any such extension, such country or region shall no longer be deemed to be included in the Territory of this Agreement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(b) Joint Patent Rights. Virpax shall have the right to determine the Joint Patent Rights for which it will apply for patent term extension or a supplementary protection certificate in any country and/or region for any Product in the Field, and Virpax shall file for any such extension at Virpax’s cost and expense. Each Party shall provide all reasonable assistance to the other Party in connection with such filings, provided that the Party filing for any such extension shall pay or reimburse any out-of-pocket costs incurred by the other Party in providing such assistance.

(c) Virpax Patent Rights. Virpax shall have the sole right to apply for extension of term or a supplementary protection certificate for any Virpax Patent Right in any country and/or region for any product, including, without limitation, any Product in the Field, at Virpax’s sole cost and expense.

8.5 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

Article 9.

TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, continue until the expiration of the last-to-expire of all royalty payment obligations of Virpax hereunder (the “Term”).

9.2 Termination for Material Breach.

(a) Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days after notice from the terminating Party indicating the nature of such breach, or if such other Party is dissolved or liquidated or takes any corporate action for such purpose; makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Any such termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Section 9.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 11 and any cure required by such dispute resolution procedures has not been timely effected.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(b) For clarity, in the event of material breach of this Agreement by either Party that is not cured within the applicable notice period set forth in Section 9.2(a), the other Party, at its sole discretion, may either:

(i) terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to that Party at law or in equity as a result of the other Party’s breach of this Agreement); or

(ii) elect (A) not to terminate this Agreement, (B) to keep the license granted under Section 2.1 in force, subject to all terms and conditions hereof, and (C) pursue any remedy that may be available to that Party at law or in equity as a result of the other Party’s breach of this Agreement, without prejudice to that Party’s right to terminate this Agreement at a later date pursuant to Section 9.2 (for that uncured material breach or any other uncured material breach of this Agreement by the other Party) or pursuant to Section 9.4.

9.3 Termination by MedPharm. MedPharm shall have the right to terminate this Agreement immediately upon written notice to Virpax if Virpax or its Affiliate or a Related Party:

(a) directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of term or the grant of a supplementary protection certificate with respect to, any MedPharm Patent Right. MedPharm shall have the right to require Virpax to terminate any sub-license if the Sub-licensee does any of the things listed in the previous sentence.

(b) acquires rights to, develops, makes, has made, sells or offers for sale or otherwise commercializes a Generic Version of a Product (except for an authorized generic launched in the face of reasonably anticipated third-party generic competition) that competes, or is likely to compete once developed, with a Product licensed under this Agreement

9.4 At-Will Termination by Virpax. Virpax shall have the right to terminate this Agreement on a country by country basis for any reason or for no reason at any time upon ninety (90) days’ prior written notice to MedPharm, provided Virpax’s termination shall not be deemed to cure any breach existing as of the date of such termination.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

9.5 Effect of Expiration or Termination.

(a) Expiration. Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by MedPharm to Virpax that were in effect immediately prior to such expiration shall survive on a non-exclusive, fully-paid, royalty-free basis.

(b) Any Termination. Upon any termination of this Agreement prior to its expiration, the license (on a country by country basis in the event of partial termination by Virpax under Section 9.4) granted to Virpax pursuant to Section 2.1 shall automatically terminate and revert to MedPharm, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided elsewhere in this Article 9.

9.6 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 6.1, 6.2, 6.3, 6.6, 7.7, 8.1, 8.2(b), 8.2(c), 8.4(b), 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 and Articles 5, 10, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement.

9.7 Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

9.8 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

9.9 Licence Back to MedPharm. Upon termination of this Agreement for any reason other than under Section 9.1, by Virpax under to Section 9.2 or a partial termination by Virpax under Section 9.4, and at MedPharm’s request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms, taking into account, among other things, the fair market value of any Virpax Patent Rights or Virpax Know How, under which Virpax will:

(a) transfer to MedPharm exclusively all Regulatory Documentation;

(b) have any Regulatory Approvals and pricing or reimbursement approvals, and other permits and applications related to Products transferred into MedPharm’s name;

(c) grant to MedPharm an exclusive worldwide licence, with the right to grant sub-licences, under any Virpax Patent Rights and Virpax Know-How; and

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(d) grant to MedPharm the right to continue to use any product name that has been applied to any Product prior to termination of this Agreement.

9.10 If the Parties are unable to agree the terms of an agreement as described in Section 9.9 within ninety (90) days after MedPharm’s request to negotiate such an agreement, either Party may refer the terms for settlement by an independent expert who shall be appointed in accordance with the provisions of Exhibit C. At MedPharm’s request the Parties shall promptly execute an agreement on the terms agreed between them or settled by the expert.

Article 10.

INDEMNIFICATION

10.1 Indemnification by Virpax. Virpax hereby agrees to save, defend, indemnify and hold harmless MedPharm, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “MedPharm Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable and documented legal expense and attorneys’ fees (“Losses”), to which any MedPharm Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Virpax Indemnitee (defined below), (b) the breach by Virpax of any warranty, representation, covenant or agreement made by Virpax in this Agreement, or (c) the development, manufacture, use, sale, offer for sale or other disposition by or on behalf of Virpax or any of its Related Parties of any Product; except, (i) in each case, to the extent such Losses result from the gross negligence or willful misconduct of any MedPharm Indemnitee or the breach by MedPharm of any warranty, representation, covenant or agreement made by MedPharm in this Agreement and (ii) to the extent of any Claim for which MedPharm is obligated to indemnify Virpax under Section 10.2.

10.2 Indemnification by MedPharm. MedPharm hereby agrees to save, defend, indemnify and hold harmless Virpax, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Virpax Indemnitees”) from and against any and all Losses to which any Virpax Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any MedPharm Indemnitee, (b) (A) actual patent infringement arising out of the exercise of rights under the MedPharm Patent Rights or (B) actual misappropriation of trade secrets arising out of the exercise of rights under the MedPharm Know-How and (c) the breach by MedPharm of any warranty, representation, covenant or agreement made by MedPharm in this Agreement; in each case except, (i), in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Virpax Indemnitee or the breach by Virpax of any warranty, representation, covenant or agreement made by Virpax in this Agreement and (ii) to the extent of any Claim for which Virpax is obligated to indemnify MedPharm under Section 10.1.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

10.3 Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable and documented attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2, as applicable, upon resolution of the underlying claim.

10.4 Insurance. Each Party shall procure and maintain adequate levels of insurance that are consistent with industry standards for similarly situated companies, including comprehensive or commercial general liability insurance (including contractual liability and product liability). Such insurance shall include commercially reasonable levels of insurance as may be customary in light of status of activities being conducted. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Article 11.

DISPUTE RESOLUTION

11.1 Disputes. Subject to Section 11.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) that cannot be resolved by the Parties within thirty (30) days that a Party is notified of such Dispute, will be referred to the Chief Executive Officer of MedPharm and the Chief Executive Officer of Virpax for attempted resolution, with each party exercising good faith in such attempt. In the event such executives are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 11.2, except as expressly set forth in Section 11.3.

11.2 Arbitration.

(a) Claims. Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within the applicable 30-day period shall be resolved by final and binding arbitration administered by JAMS (if the claim is brought by MedPharm) or the London Court of International Arbitration (“LCIA”) (if the claim is brought by Virpax) (the “Administrator”) in accordance with their respective then-effective International Arbitration Rules (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 11.2. (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules, provided that such individual shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates (or any licensee or sub-licensee of the rights granted to such Party under this Agreement). The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, NY, USA if the claim is brought by MedPharm and in London, England if the claim is brought by Virpax.

(b) Discovery. Within 30 days after selection of the Arbitrator, the Arbitrator shall conduct the Preliminary Conference. In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrator shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration. In that regard, the Parties agree to the application of the E-Discovery procedures set forth in Rule 16.2(c) of the JAMS Expedited Procedures or the nearest equivalent procedure in the LCIA rules. Neither Party shall have the right to take deposition testimony.

(c) Hearing; Decision. The Hearing shall commence within 60 days after the discovery cutoff. The Arbitrator shall require that each Party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator. The Hearing shall be no longer than 5 business days in duration. The Arbitrator shall also permit the submission of expert reports. The Arbitrator shall render the Award within 30 days after the Arbitrator declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded. The Arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 7.7. The Award rendered by the Arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(d) Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator.

11.3 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.

Article 12.

MISCELLANEOUS

12.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

12.2 Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued or applied for.

12.3 Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Exhibits and Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and delegate its obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”); or

(b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void. In the event of an assignment and assumption of rights and obligations under this Agreement to a Third Party in connection with a Sale Transaction, the assigning Party shall be relieved of all obligations to the non-assigning Party assumed by the applicable Third Party.

12.6 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.8 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (in each case, if promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to MedPharm, to:	Dr Andrew Muddle
Chief Executive Officer
MedPharm Ltd
Unit 3 / Chancellor Court
50 Occam Road
Surrey Research Park
Guildford
GU2 7AB
United Kingdom

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

If to Virpax, to:	Virpax Pharmaceuticals, LC
101 Lindenwood Drive
Suite 225
Malvern, PA 19355
USA
Attn: Anthony Mack

with a copy to:	Lowenstein Sandler, LLP
65 Livingston Avenue
Roseland, New Jersey 07068
USA
Attn: Michael J. Lerner
Facsimile No.: +1 973-597-6395

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the third (3rd) business day following the date of mailing, if sent by mail.

12.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

12.10 Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.13 Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

12.14 Costs. Except as specifically provided in this Agreement, each Party shall be solely responsible for all costs, fees and other expenses incurred in connection with this Agreement.

12.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[Remainder of this page intentionally left blank.]

In Witness Whereof, the parties hereto have duly executed this License Agreement as of the Effective Date.

MedPharm Limited

By:

Name:

Title:

[Signature Page to MedPharm License Agreement]

Virpax Pharmaceuticals, LLC

By:	/s/ Anthony Mack

Name: Anthony Mack

Title: CEO

[Signature Page to MedPharm License Agreement]

Exhibit A

MedSpray Patent Rights

M&C File	Title (Client Ref)	Country	Application No Grant/Reg No	Application Date	Applicant	Status

PN756956ZA	TOPICAL FORMULATIONS (MedSpray)	South Africa	2008/3150	14/09/2006	MedPharm Limited	Granted/Registered
			2008/03150

PN756956US	TOPICAL FORMULATIONS (MedSpray)	United States of America	12/067004	14/09/2006	MedPharm Limited	Granted/Registered
			8349297

PN756956RU	TOPICAL FORMULATIONS (MedSpray)	Russian Federation	2008114352	14/09/2006	MedPharm Limited	Granted/Registered
			2428970

PN756956NZ	TOPICAL FILM-FORMING MONOPHASIC FORMULATIONS (MedSpray)	New Zealand	567022	14/09/2006	MedPharm Limited	Granted/Registered
			567022

PN756956NO	TOPICAL FORMULATIONS (MedSpray)	Norway	20081790	14/09/2006	MedPharm Limited	Granted/Registered
			339113

PN756956MX	TOPICAL FORMULATIONS (MedSpray)	Mexico	MX/a/2008/003623	14/09/2006	MedPharm Limited	Granted/Registered
			314936

PN756956KR	TOPICAL FORMULATIONS (MedSpray)	Republic of Korea	10-2008-7008575	14/09/2006	MedPharm Limited	Granted/Registered
			1326207

PN756956JP	TOPICAL FORMULATIONS (MedSpray)	Japan	2008-530613	14/09/2006	MedPharm Limited	Granted/Registered
			5677720

PN756956IL	TOPICAL FILM-FORMING MONOPHASIC FORMULATIONS (MedSpray)	Israel	190174	14/09/2006	MedPharm Limited	Granted/Registered
			190174

PN756956EP	TOPICAL FORMULATIONS (MedSpray)	European Patent Office	6779420.6	14/09/2006	MedPharm Limited	Gone national
			1931310

PN756956CN	TOPICAL FORMULATIONS (MedSpray)	China	200680042292.9	14/09/2006	MedPharm Limited	Granted/Registered
			ZL200680042292.9

PN756956CA	TOPICAL FILM-FORMING MONOPHASIC FORMULATIONS (MedSpray)	Canada	2622624	14/09/2006	MedPharm Limited	Granted/Registered
			2622624

PN756956BR	TOPICAL FORMULATIONS (MedSpray)	Brazil	PI0616061-1	14/09/2006	MedPharm Limited	Published

PN756956AU	TOPICAL FORMULATIONS (MedSpray)	Australia	2006290487	14/09/2006	MedPharm Limited	Granted/Registered
			2006290487

PN756956TRQ	TOPICAL FORMULATIONS (MedSpray)	Turkey	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956SKQ	TOPICAL FORMULATIONS (MedSpray)	Slovakia	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956SIQ	TOPICAL FORMULATIONS (MedSpray)	Slovenia	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956SEQ	TOPICAL FORMULATIONS (MedSpray)	Sweden	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956PTQ	TOPICAL FORMULATIONS (MedSpray)	Portugal	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956PLQ	TOPICAL FORMULATIONS (MedSpray)	Poland	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956NLQ	TOPICAL FORMULATIONS (MedSpray)	Netherlands	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956LVQ	TOPICAL FORMULATIONS (MedSpray)	Latvia	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956LUQ	TOPICAL FORMULATIONS (MedSpray)	Luxembourg	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956LTQ	TOPICAL FORMULATIONS (MedSpray)	Lithuania	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956ITQ	TOPICAL FORMULATIONS (MedSpray)	Italy	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956IEQ	TOPICAL FORMULATIONS (MedSpray)	Ireland	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956HUQ	TOPICAL FORMULATIONS (MedSpray)	Hungary	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956GRQ	TOPICAL FORMULATIONS (MedSpray)	Greece	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956GBQ	TOPICAL FORMULATIONS (MedSpray)	United Kingdom	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956FRQ	TOPICAL FORMULATIONS (MedSpray)	France	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956FIQ	TOPICAL FORMULATIONS (MedSpray)	Finland	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956ESQ	TOPICAL FORMULATIONS (MedSpray)	Spain	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956DKQ	TOPICAL FORMULATIONS (MedSpray)	Denmark	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956DEQ	TOPICAL FORMULATIONS (MedSpray)	Germany	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956CZQ	TOPICAL FORMULATIONS (MedSpray)	Czech Republic	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956CHQ	TOPICAL FORMULATIONS (MedSpray)	Switzerland	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956BEQ	TOPICAL FORMULATIONS (MedSpray)	Belgium	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

PN756956ATQ	TOPICAL FORMULATIONS (MedSpray)	Austria	6779420.6	14/09/2006	MedPharm Limited	Granted/Registered
			1931310

Exhibit B

Compounds

●	diclofenac diethylammine

●	ibuprofen

●	indomethacin

●	ketoprofen

●	ketorolac

●	naproxen

Exhibit C

Expert Determination

1. The Party wishing to refer a matter to an independent expert pursuant to a provision of this Agreement shall give written notice to that effect to the other Party giving details of the matters it wishes to refer to the expert (“Referral Notice”).

2. The Parties shall agree the identity of a single independent, impartial expert to determine such terms. In the absence of such agreement within 14 days after receipt of the Referral Notice, either Party may apply to the President of the Law Society of England and Wales to appoint, as an independent expert, a person qualified by education, experience and training to determine the matter in dispute (the person appointed by or on behalf of the Parties being referred to herein as the “Expert”).

3. Within 14 days after the appointment of the Expert the Parties shall exchange, as appropriate their statements of case, or proposed terms together with any relevant explanation of the basis of those terms, (the “Submission”) and shall simultaneously send a copy of its Submission to the Expert.

4. Each of the Parties may, within 30 days of the date of exchange of their Submissions, serve a reply to the other Party’s Submissions. A copy of any such reply shall be simultaneously sent to the Expert.

5. The Expert shall make his decision on the matter in dispute on the basis of the Submissions and replies and supporting documentation only and there shall be no oral hearing. The Expert shall, to the extent reasonably possible issue his decision in writing with reasons within 30 days after the date of the last reply pursuant to paragraph 4 above or, in the absence of receipt of any replies, within 60 days after the date of exchange pursuant to paragraph 3 above.

6. In the absence of fraud, bias or manifest error, the determination of the Expert shall be final and binding upon the Parties. Both Parties agree to be bound by and, subject to any relevant provision in this Agreement, to implement the written decision of the Expert with no right of appeal.

7. Any person appointed to determine a dispute in accordance with this procedure shall act as an Expert and not as an arbitrator and the provisions of the Arbitration Acts (as amended from time to time) and the law relating to arbitrations shall not apply to such Expert or his determination or the procedure by which he reaches his determination.

8. Each Party shall bear their own costs in connection with the reference of a dispute to an Expert and the costs of the Expert (including the costs of any advisers engaged by him) will be paid by the parties to the dispute in equal proportions unless otherwise determined by the Expert.